FOURTH AMENDMENT TO CREDIT AGREEMENT

FOURTH AMENDMENT (the “Amendment”) entered into as of March 14, 2011 by and between CPI AEROSTRUCTURES, INC. (the “Borrower”), and SOVEREIGN BANK (the “Bank”).

WHEREAS, the Borrower and the Bank are parties to that Amended and Restated Loan Agreement dated as of August 13, 2007, as amended by that First  Amendment dated as of October 22, 2008, that Second Amendment dated as of July 7, 2009, and that Third Amendment dated as of May 21, 2010,  as same may be hereafter amended and modified (the “Agreement”); and

WHEREAS, the Borrower has requested that the Bank amend, and the Bank has agreed to amend, certain provisions of the Agreement, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2. Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(A)           Section 6.3 is amended by deleting the language contained therein and substituting the following therefor:

“6.3           Debt Service Coverage Ratio.   Commencing the fiscal quarter ending on December 31, 2009 and the end of each fiscal quarter thereafter, for the preceding four fiscal quarters then-ended, a Debt Service Coverage Ratio of 1.50 to 1.0.  For purposes hereof, ‘Debt Service Coverage Ratio’ shall mean (i) The sum of Earnings before Interest, Taxes, Depreciation and Amortization, plus the 2010 Adjustment (defined below), minus Dividends minus unfinanced Capital Expenditures, divided by (ii) the sum of scheduled principal and capital lease payments plus Interest Expense; in each case as determined by GAAP consistently applied.

“2010 Adjustment” shall mean (i) for the fiscal periods ending 3/31/11, 6/30/11 and 9/30/11, the amount of $4,500,000, and (ii) for all other fiscal periods, the amount of $0.”

(B)           Except as amended herein, all other provisions of the Agreement shall remain in full force and effect, and are hereby ratified.

3.           The Bank and the Borrower agree that as of March 14, 2011, the aggregate outstanding principal amount of:  (i) the Revolving Credit Loans as evidenced by the Revolving Credit Note is $1,600,000 and interest has been paid through April 1, 2011.

4.           The Borrower hereby represents and warrants to the Bank that:

(a)           Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety; provided, however, that the December 31, 2006 date in Section 3.1 of the Agreement shall be deemed to be December 31, 2010, and the March 31, 2007 date in Section 3.1 of the Agreement shall be deemed to be March 31, 2010.

(b)           No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect to this Amendment and the Waiver Letter of the Bank dated March 11, 2011.

(c)           There are no defenses or offsets to the Borrower's obligations under the Agreement, the Notes or the Loan Documents or any of the other agreements in favor of the Bank referred to in the Agreement.

5.           It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans and other extensions of credit provided in the Agreement as herein amended, including (without limitation) Borrower’s obligations under the Master Agreement, except those receivables sold in accordance with Section 7.7 of the Agreement as amended herein.  Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each document and instrument executed by the Borrower pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

6.           The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement or any documents referred to therein.  Whenever the Agreement is referred to in the Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

7.           The Borrower agrees to pay on demand, and the Bank may charge any deposit or loan account(s) of the Borrower, all expenses (including reasonable attorney’s fees) incurred by the Bank in connection with the negotiation and preparation of the Agreement as amended hereby.

8.           This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date hereof:

(a) The Bank shall have received four (4) executed, original counterparts of this Amendment.

(b) The Bank shall have received payment of the fees and disbursements of the Bank’s outside counsel with respect to this Amendment.

9.           This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in paragraph 8 above) on the date of execution by the Bank retroactive to such date.

10.           This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC.

By:	/s/ Vincent Palazzolo
Vincent Palazzolo
Chief Financial Officer

SOVEREIGN BANK

By:	/s/ Christine Gerula
Christine Gerula
Senior Vice President